Exhibit 99.1

PDS Biotech Announces Publication of Preclinical Results of PDS0101 Combination by the National Cancer Institute in the Journal for ImmunoTherapy of Cancer

NCI-led Phase 2 clinical trial of this reported combination was initiated in June 2020

Florham Park, NJ, June 22, 2020 - PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing novel cancer therapies and infectious disease vaccines based on the Company’s proprietary Versamune® T-cell activating technology, today announced the publication of data generated by the National Cancer Institute (NCI) based on preclinical studies of PDS Biotech’s lead clinical program, PDS0101, in combination with two other investigational anti-cancer agents.  The article “Immunomodulation to enhance the efficacy of an HPV therapeutic vaccine” by Rumfield et al. was published in the Journal for ImmunoTherapy for Cancer, and provides strong rationale for clinical evaluation of this three-component treatment combination in a recently initiated NCI-led Phase 2 clinical trial.

The results of the NCI’s preclinical study indicated that PDS0101 generated both human papillomavirus (HPV)-specific T-cells and an associated antitumor response when used as a monotherapy.  When PDS0101 was combined with two other development-stage anti-cancer agents, Bintrafusp alfa (M7824) and NHS-IL12, the data suggest the agents worked synergistically to provide enhanced tumor regression and T-cell response as compared to the agents alone.

Dr. Frank Bedu-Addo, PDS Biotech’s Chief Executive Officer, commented, "The results of this preclinical study highlight the potential of PDS0101, Bintrafusp alfa (M7824) and NHS-IL12 when administered in combination, to improve treatment outcomes in patients with advanced HPV-associated cancers such as anal, cervical, head and neck and vulvar cancers.  We look forward to progressing development of this triple therapeutic combination in the upcoming Phase 2 study in patients with HPV-associated cancers.”

The studies detailed in the Journal for ImmunoTherapy for Cancer were conducted under an existing Cooperative Research and Development Agreement (CRADA) between PDS Biotech and the NCI. The CRADA includes collaborative development work on both PDS0101 and a second development stage compound, PDS0103.

The full publication can be accessed here.

About PDS Biotechnology

PDS Biotech is a clinical-stage immunotherapy company with a growing pipeline of cancer immunotherapies and infectious disease vaccines based on the Company’s proprietary Versamune® T-cell activating technology platform. Versamune® effectively delivers disease-specific antigens for in vivo uptake and processing, while also activating the critical type 1 interferon immunological pathway, resulting in production of potent disease-specific killer T-cells as well as neutralizing antibodies. PDS Biotech has engineered multiple therapies, based on combinations of Versamune® and disease-specific antigens, designed to train the immune system to better recognize disease cells and effectively attack and destroy them. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About PDS0101

PDS Biotech’s lead candidate, PDS0101, combines the utility of the Versamune® platform with targeted antigens in HPV-expressing cancers.  In partnership with Merck and Co., PDS Biotech is advancing a combination of PDS0101 and KEYTRUDA® to a Phase 2 study in first line treatment of recurrent or metastatic head and neck cancer.  In separate partnership with the National Cancer Institute (NCI) and The University of Texas MD Anderson Cancer Center, PDS Biotech is conducting additional Phase 2 studies in advanced HPV-associated cancers and advanced localized cervical cancer respectively.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the timing for the Company or its partners to initiate the planned clinical trials for its lead asset PDS0101; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101 and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the acceptance by the market of the Company’s product candidates, if approved; the timing of and the Company’s ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, the Company’s product candidates; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media & Investor Relations Contact:

Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Tram Bui / Alexander Lobo
The Ruth Group
Phone: +1 (646) 536-7035 / +1 (646) 536-7037
Email: tbui@theruthgroup.com / alobo@theruthgroup.com